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                                                                Exhibit 99

(Ohio Casualty Corporation Letterhead)

Analyst contact:
Dennis E. McDaniel
Vice President of Strategic Planning and Investor Relations
513-603-2197
dennis.mcdaniel@ocas.com

Media contact:
Cindy L. Denney
Assistant Vice President, Corporate Communications
513-603-2074 (ofc.), 513-703-7372 (cell)
cindy.denney@ocas.com

For Immediate Release
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              DIRECTOR ANNOUNCES HE WILL NOT SEEK RE-ELECTION TO
                 OHIO CASUALTY CORPORATION BOARD OF DIRECTORS


FAIRFIELD, Ohio, March 12, 2004  --- Stephen S. Marcum, 46, has announced that
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he will not seek re-election as a member of the Board of Directors of the Ohio
Casualty Corporation (NASDAQ:OCAS). He will step down effective April 21, 2004, at the Corporation's Annual Shareholders Meeting.

"The Board will miss Steve's guidance, his devotion to the company, and contributions to the Board," commented President and CEO Dan R. Carmichael, CPCU.

Mr. Marcum was elected to the Corporation's Board of Directors in 1989. A graduate of Vanderbilt University (TN) and the University of Dayton College of Law, Mr. Marcum is a partner with Parrish, Fryman & Marcum Co., L.P.A., Hamilton, Ohio.


Corporate Profile
Ohio Casualty Corporation is the holding company of The Ohio Casualty Insurance Company, which is one of six property-casualty subsidiary companies that make up Ohio Casualty Group. The Ohio Casualty Insurance Company was founded in 1919 and is licensed in 49 states. Ohio Casualty Group is ranked 45th among U.S. property/casualty insurance groups based on net premiums written (Best's Review, July 2003). The Group's member companies write auto, home and business insurance. Ohio Casualty Corporation trades on the NASDAQ Stock Market under the symbol OCAS and had assets of approximately $5.2 billion as of December 31, 2003.